UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
___________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 17, 2013
___________________
Carrols Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
___________________

Delaware	001-33174	16-1287774
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street Syracuse, New York		13203
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A
(Former name or former address, if changed since last report.)
___________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 17, 2013, pursuant to the terms of the Certificate of Designation (the "Certificate of Designation"), dated as of May 29, 2012, of the Series A Convertible Preferred Stock ("Series A Preferred Stock") of Carrols Restaurant Group, Inc. (the "Company"), Burger King Corporation ("BKC"), the holder of 100 shares of Series A Preferred Stock (constituting all of the outstanding shares of Series A Preferred Stock), removed Steven M. Wiborg as a Class A director of the Company's Board of Directors (the "Board") effective October 25, 2013 and appointed Alexandre Macedo, EVP, President, North America of Burger King Worldwide, Inc., the indirect parent company of BKC, as a Class A director of the Board effective October 25, 2013. Mr. Macedo was appointed to the Board pursuant to BKC’s board rights as set forth in the Certificate of Designation, which generally provides that BKC has the right to elect two members of the Board as Class A directors until the date on which the number of shares of the Company's common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitutes less than 14.5% of the total number of outstanding shares of the Company's common stock, and the right to elect one member of the Board as a Class A director until the date on which the number of shares of the Company's common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitutes less than 10% of the total number of outstanding shares of the Company's common stock. Other than Mr. Macedo's role as an executive officer of the indirect parent company of BKC, which owns approximately 28.4% of the Company's equity interests, in the form of Series A Preferred Stock, Mr. Macedo does not have any other relationships with the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS RESTAURANT GROUP, INC.

Date:	October 22, 2013

By:	/s/ William E. Myers
Name:	William E. Myers
Title:	Vice President, General Counsel and Secretary